As filed with the Securities and Exchange Commission on June 10, 1999.


                                                       Registration No.333-75507
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------


                               AMENDMENT NO. 2 TO
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                                 ---------------

                          CYBERSHOP INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                      13-3979226
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                                116 Newark Avenue
                          Jersey City, New Jersey 07302
                                 (201) 234-5000

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             Jeffrey S. Tauber, Chairman and Chief Executive Officer
                          Cybershop International, Inc.
                                116 Newark Avenue
                          Jersey City, New Jersey 07302

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                             Walter M. Epstein, Esq.
                               Davis & Gilbert LLP
                                  1740 Broadway
                            New York, New York 10019
                                 (212) 468-4800

                             -----------------------

Approximate date of commencement of proposed sale to the public: On such date as the selling stockholders shall elect to commence sales to the public following the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus


                         Cybershop International, Inc.
                                  Common Stock
                                 490,450 Shares

      This is an offering of 490,450 shares by selling stockholders. We will not receive any of the sale proceeds.

      Our shares currently trade on the Nasdaq National Market (Trading Symbol:
Nasdaq National Market - CYSP). On June 3, 1999 the last sale price was $6.8125 per share.


      Investing in the company involves a high degree of risk. You should purchase shares only if you can afford a complete loss. You should carefully read and review this prospectus including the "Risk Factors" beginning on page 4 before deciding whether to buy shares in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                         Prospectus dated June 10, 1999.

Principal Executive      Cybershop International, Inc.
Offices:                 116 Newark Avenue
                         Jersey City, New Jersey 07302
                         (201) 234-5000

There follows a summary of important information on our business, strategic alliances and recent developments:

Our Business:            We sell brand name merchandise manufactured by others
                         through our on-line stores located on the World Wide
                         Web at cybershop.com, and electronics.net and in the Department Store Area of the AOL Shopping Channel.
                         Substantially all of our revenues are generated from the on-line sale of merchandise.

                         cybershop.com

                         Our online store accessed at cybershop.com provides high quality color pictures and detailed information relating to the merchandise that we sell that are conveniently organized by brand and category similar to those found at department stores. Shoppers can search and browse throughout the store and place selected merchandise in a virtual shopping bag that facilitates the process of collecting items, subtotaling purchases and reaching the purchase decision. Recently, cybershop.com refocused its marketing strategy and began offering a broad selection of designer and brand name merchandise at deep discounts of between 20% to 80% in a variety of categories, including men's, women's and children's apparel, housewares, electronics, toys, luggage, home office products, jewelry and watches.

                         electronics.net

                         On June 14, 1998, we entered into a joint venture to develop a new online store with TOPS Appliance City, Inc., or TOPS, a retailer of electronic merchandise, appliances and computers. The online store, electronics.net was launched in October 1998 and offers a wide selection of electronic brand name merchandise including television and video equipment, home and car audio equipment, home appliances, home office equipment and related accessories. The joint venture is intended to combine our online retail expertise with TOPS' shipping and supply capabilities. Shoppers can research on the site the thousands of items offered, place selected items in a virtual shopping bag, purchase the items and have them shipped within 24 hours of purchasing.

                         CyberShop's AOL Store

                         As one of the services offered to its users, America On Line, or AOL, has established an online shopping area that is comprised of more than 200 stores. It can be accessed by AOL users by clicking on the "Shopping" button on AOL's website. "CyberShop" is one of the three online stores prominently listed and accessible by clicking on the "Department Store" button of the AOL shopping channel. The Cybershop AOL store offers for sale substantially the same merchandise and has the same features as our store accessed at cybershop.com on the Internet. The Cybershop AOL store was established in order to access AOL's large customer base. We believe that because this store is presented to the AOL user in the familiar AOL environment, the AOL users are more comfortable shopping there than they might be in a less familiar

                          Internet environment. In addition, from time to time some of our merchandise is featured in select AOL shopping events such as Santa's Workshop, Valentine's Day, Mother's and Father's Days, Back-to-School, and on the AOL welcome screen, all of which are promoted throughout the AOL service. In December 1998, we signed a one year renewal of our marketing agreement with AOL.

Strategic Alliances      We have pursued and continue to pursue strategic
                         alliances in order to generate additional browsers at our online stores through referrals from other websites. Our agreement with AOL and our agreements with Excite, Yahoo!, Microsoft, Amazon.com and E-Trade are intended to have this effect. We are interested in developing joint ventures with partners who can help us to enter new markets and to offer new products. The joint venture with TOPS is an example, where we joined our expertise in online commerce with the existing operations capacity of a traditional retailer seeking to sell its products online.

                         In the second quarter of 1998, we entered into a two-year agreement with Excite, Inc. Under the terms of the agreement cybershop.com will be more prominently presented than any other online retailer in the Excite and WebCrawler services. Also in the second quarter of 1998, we announced a one-year marketing agreement with Microsoft's MSN Shopping Channel. Under the terms of that agreement electronics.net is displayed as one of the stores within its electronics store category. In the fourth quarter, we also signed marketing agreements with two premier online transaction sites, Amazon.com and E*Trade, in order to generate additional customers through referrals from those websites.

                         On March 15, 1999 we entered into agreements with Yahoo!, a leading global internet media company. The agreements expire on December 31, 1999. Under the agreements cybershop.com will be featured in Yahoo! Shopping, a shopping service where consumers can shop with more than 4,000 merchants. In addition, cybershop.com's merchandise is prominently featured on the Yahoo! Shopping home page, throughout various areas of Yahoo! Shopping and on related search results pages.

                         We intend to negotiate additional marketing arrangements with other leading internet search engines, guides and online communities. We believe that strategic alliances will increase the volume of our shoppers and enhance our brand recognition. We recently established an "Affiliates Program" so that third party websites may register with us and establish hyperlinks to one or all of our online stores.

Recent Developments:     On March 26, 1999, we announced the launch of our new
                         online auction, Cybershop Auctions
                         (auctions.cybershop.com). Our entry into the auction market is part of our marketing strategy to support our recently adopted refocused merchandising strategy to acquire new customers interested in purchasing off price merchandise.


                         On June 7, 1999, we acquired The Magellan Group, Inc. through a merger. Pursuant to the merger agreement Magellan stockholders received an aggregate of $5,000,000 in cash, 1,000,000 shares of common stock and are entitled to receive earn-out payments in certain circumstances. 150,000 of the shares issued in the merger are included in this prospectus. Magellan is a direct marketer of consumer products.

                                 RISK FACTORS

      You should consider the following risk factors before deciding to invest in our company.

We have a limited operating    We began offering products for sale on our
history                        website in September 1995 and are still in the
                               early stages of development. Accordingly, we have a relatively short operating history upon which you can evaluate our business and prospects.

We have had significant        We have incurred significant losses since we
losses and anticipate further  began doing business. As of December 31, 1998, we
significant losses.            have had cumulative operating losses of $11
                               million, including a net operating loss of approximately $7.9 million for the fiscal year ended December 31, 1998. We believe that we will continue to incur significant operating losses for the foreseeable future and these losses may be higher than our current operating losses.

We recently refocused our       We recently refocused the merchandising strategy
merchandising strategy and      on our main website, cybershop.com, in order to
there can be no assurance       target the outlet store and off-price market
that it will be successful.     sector. We don't know whether this refocused
                                marketing strategy will be successful.

Competition is intense in the   The online retail business is new, rapidly
online retail business. There   evolving and intensely competitive. We don't
can be no assurance that we     know whether we will be able to compete
will be able to compete         successfully. Barriers to entry into the online
successfully.                   retail business are minimal. Our current and
                                potential competition includes traditional retailers and non-traditional retailers (such as television retail and mail order) as well as other online retailers. Our success as an online retailer depends upon our ability to attract customers to our websites. This requires significant expenditure on promotion and advertising costs. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. They may be able to secure merchandise from suppliers on more favorable terms, and may be able to devote greater resources to marketing and promotional campaigns, and adopt more aggressive pricing or inventory availability policies. They can also devote substantially more resources to website and systems development than we can. We also expect to experience increased competition from on-line commerce sites that provide goods and services at or near cost, relying on advertising revenues to achieve profitability.
                                As the on-line commerce market continues to grow, other companies may enter into business combinations or alliances that strengthen their competitive positions. Competition in the internet and online commerce market probably will intensify. As various internet market segments attain larger, loyal customer bases, participants in those segments may use their market power to expand into other markets.

Our inability to enter into     Our ability to generate revenues from online
new strategic alliances or to   commerce depends, among other things, upon the
maintain our existing           increased store traffic in our online stores,
strategic alliances could       that we generate through our strategic
harm our business.              alliances. We can't be sure that our existing
                                relationships will be extended beyond their initial terms or whether the financial or other terms of any extensions will be favorable. We also don't know if additional strategic alliances will be available to us on acceptable commercial terms. Our inability to enter into new strategic alliances or to maintain our existing strategic alliances could harm our business.

We will need additional funds   Based on current levels of operations and
to sustain and expand our       planned growth, we anticipate that our existing
sales and marketing activities  capital resources, together with cash generated
and strategic alliances         from operations and the proceeds of our initial
beyond the next 12 month        public offering, will enable us to maintain our
period. There can be no         operations at existing levels for the next 12
assurance that such financing   months. We will require additional funds to
will be available.              sustain and expand our sales and marketing
                                activities and our strategic alliances beyond 12 months. Adequate funds for these and other purposes on terms acceptable to us may not be available when we need them. Raising adequate funds may result in significant dilution to existing stockholders. Our lack of tangible assets to pledge could prevent us from establishing a source for additional financing.
                                We don't know if financing will be available in amounts or on terms acceptable to us. Our inability to obtain sufficient funds from operations and external sources would hurt our business.

We do not manufacture any of    We do not manufacture any merchandise.
the merchandise which we        Manufacturers and distributors supply our online
sell. We are dependent on       stores. Our current suppliers may decide not to
our relationships with our      sell to us on our current terms. We may not be
suppliers. Loss of these        able to establish new supplier relationships. A
relationships could harm        change of terms or the loss of existing supplier
our business.                   relationships could hurt our business.

Our revenues and profits are    Our future revenues and profits are strongly
dependent on the continuous     dependent on the widespread acceptance and use
growth of online commerce.      of the Internet by consumers. We don't know if
                                acceptance and use will continue to develop or that a sufficiently broad base of consumers will use the Internet to shop. The commercial use of the Internet depends on improvements in ease of access, security, reliability, cost and quality of service.

Security breaches would hurt    We license technology from third parties to
our business.                   provide adequate security for customers.
                                Security breaches could damage our reputation and expose our business to customer claims.

Restrictive laws and            Due to the increasing popularity and use of the
regulations would result in     Internet, it is possible that in the future laws
additional costs for our        and regulations may be adopted with respect to
business.                       Internet use covering issues such as user
                                privacy, pricing, content, copyrights,
                                distribution and quality of products and services. New laws and regulations will probably make it more expensive for us to operate.

We may be sued with respect     Claims may be made against us for negligence,
to information retrieved        copyright or trademark infringement based on
from the Internet. To the       material downloaded from our websites. Our
extent these lawsuits are not   insurance may not adequately cover these
covered by insurance they       potential claims and the costs incurred in
could, if decided against       defending against these claims.
us, harm our business.

We cannot guarantee that our    We cannot guarantee that our systems will be
systems will be Year 2000       Year 2000 compliant or that the Year 2000
compliant or that the           problem will not hurt our consumer business.

Year 2000 problem will not      We have been working with our significant
adversely affect our business.  suppliers and service providers to identify and resolve Year 2000 issues. Any failure of their systems could disrupt our systems. Computers used by our customers to access our online stores may not be Year 2000 compliant, delaying our customers' purchases of our products.

Systems interruptions will      Customer access to our web sites directly
harm our business.              affects the volume of our orders and our
                                revenues. We may experience system interruptions that make our websites temporarily inaccessible or prevent us from efficiently fulfilling orders. Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to additional interruption and disruptions in our business.

                                We rely on transaction processing systems operated by AOL and Yahoo! stores to receive and fulfill orders. Disruptions or failures in the AOL or Yahoo! transaction processing system would harm our business. Our AOL and Yahoo! stores are also vulnerable to AOL and Yahoo! system-wide interruptions and failures.

                                Our systems and operations could be damaged by fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We do not have back-up systems or a formal disaster recovery plan and we may not carry sufficient business interruption insurance to compensate us for losses from a major interruption.

We may be unable to prevent     Regulations governing domain names may not
third parties from acquiring    protect our servicemarks and similar proprietary
domain names that are similar   rights. We may be unable to prevent third
to or infringe on our service   parties from acquiring domain names that are
marks.                          similar to, infringe upon or diminish the value
                                of, our servicemarks and other proprietary rights.

We may not be able to protect   We have registered the service mark "CyberShop"
our service marks or our        in the United States and have applied for
proprietary rights.             registration for other service marks.
                                Competitors may adopt product or service names similar to our service marks, thereby hurting our ability to build brand identity. We may not be able to secure significant protection for these service marks.

                                We usually have agreements containing
                                confidentiality and non-disclosure provisions with our employees and consultants covering access to and distribution of our software, documentation and other proprietary information. These agreements may not prevent theft or misuse. Third parties may copy or use our software or other proprietary information without permission. It is difficult for us to prevent unauthorized use.

We do not collect sales taxes   We do not collect sales or other similar taxes
for shipments into most         for shipments of merchandise into states other
states. Imposition of sales     than shipments into New Jersey and Tennessee.
taxes could harm our business.  Such taxes may be imposed in the future.
                                However, the Federal government or one or more states may seek to impose sales tax collection obligations on out-of-state companies, such as us, which engage in online commerce. A successful assertion that we should collect sales or other taxes on the sale of merchandise into such states could harm our business.

We have never paid dividends    We have never declared or paid a cash dividend
                                and we do not expect to have available cash with which to pay cash dividends in the foreseeable future.

A large block of previously     Owners of a large block of shares which were
restricted shares can be sold   previously restricted can be sold at this time.
at this time possibly           The sale of a large number of these shares could
causing a lowering in the       lower the price of our shares or make it harder
price of our shares.            to attract new investors.

Issuance of authorized          We have authorized 5,000,000 shares of preferred
preferred stock in the future   stock which may be issued by the Board. Issuance
may prevent a change of         of such preferred stock could delay, deter or
control, making the company     prevent a change in control, making the company
less attractive as an           less attractive as an acquisition candidate.
acquisition candidate.

              Special Note Regarding Forward-looking Statements

      Some of the statements contained in this prospectus, including information incorporated by reference, discuss future expectations, contain projections of future results of operations or financial condition or provide other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Important factors that may cause actual results to differ from projections include the risk factors set forth above.

WE HAVE INCORPORATED INFORMATION BY
REFERENCE TO OUR OTHER SEC FILINGS;
YOU CAN OBTAIN MORE INFORMATION
FROM US OR FROM THE SEC

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

      We incorporate by reference the following documents filed by us with the
SEC:

      o Our Annual Report on Form 10-K for the year ended December 31, 1998 filed with the SEC on March 19, 1999;

      o All other reports and other documents filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, since December 31, 1998;

      o Our registration statement on Form 8-A filed on March 11, 1998 registering the common stock under Section 12(g) of the Exchange Act; and

      o All documents and reports subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities which may be offered hereby have been sold or which deregisters all securities then remaining unsold.

      At your request, we will provide you, without charge, with a copy of any information incorporated by reference in this prospectus. If you want more information, write or call us at:

                          Cybershop International, Inc.
                                116 Newark Avenue
                          Jersey City, New Jersey 07302
                                 (201) 234-5000
                             Attn: Jeffrey A. Leist

      We have filed a registration statement which includes this prospectus covering this offering with the Securities and Exchange Commission ("SEC"). This prospectus does not contain all the information included in the registration statement. You can request a copy of the registration statement and the exhibits from us to get a more complete description of our company and this offering. We have provided our address and telephone number above if you wish to obtain free copies of the registration statement and exhibits.

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington D.C., New York, New York and Chicago, Illinois. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http\\www.sec.gov. The registration statement, of which this prospectus forms a part, including all exhibits, has been filed in electronic form with the SEC through EDGAR.

                             SELLING STOCKHOLDERS

      The following table sets forth the number of shares of common stock

      o currently beneficially owned by each selling stockholder,

      o the number of shares owned by each of them included in this prospectus, and

      o the amount and percentage of shares to be owned by each selling stockholder after the sale of all of the shares offered by this prospectus.


      Except with respect to Big Wave NV, the number of shares indicated comprises of shares of common stock issuable upon exercise of currently exercisable warrants issued to the underwriters in connection with the company's initial offering. The list of selling stockholders includes Ian S. Phillips, a director of the company, C.E. Unterberg, Towbin and Fahnestock & Co., Inc. the underwriters of the company's initial public offering. Robert Matluck, a director of the company is currently a Managing Director of C.E. Unterberg, Towbin. Except for the underwriters and Messrs. Phillips and Matluck, none of the selling stockholders has had any position, office or other material relationship with the company within the past three years other than as a result of the ownership of the shares or other securities of the company. The information included below is based on information provided by the selling stockholders. The table has been prepared on the assumption that all shares of common stock offered hereby will be sold and is based on 8,612,062 shares of common stock outstanding on June 7, 1999.

                                                            Shares
                                  Shares of                  Owned       Percentage of
                                 Beneficially    Shares      After       Shares Owned
Name                                 Owned       Offered    Offering    After Offering
----                                 -----       -------    --------    --------------
Big Wave NV                         110,450     110,450           0           0
C. E. Unterberg, Towbin             138,000     138,000           0           0
Fahnestock & Co. Inc.                53,220      53,220           0           0
Henry P. Williams                    15,050      15,050           0           0
Roger D. Elsas                        8,960       8,960           0           0
Philip W. Ho                          7,000       7,000           0           0
William R. Armstrong, Jr              3,500       3,500           0           0
Frank Colen                           2,870       2,870           0           0
Yvonne K. Furrer                        700         700           0           0
Kathy Wilson                            700         700           0           0
Ian S. Phillips                     510,000      75,000     425,000         4.9%
Howard Kuntz III                    490,000      75,000     425,000         4.9%


                              PLAN OF DISTRIBUTION

      The shares are being registered in order to facilitate their sale from time to time by the selling stockholders, or by their transferees or other successors, as market conditions may permit. The selling stockholders have not entered into any underwriting arrangements. We are unable to predict when, if at all, any of the selling stockholders will sell the shares, as sales will be made solely at the discretion of each selling stockholder. The sale of the shares by the selling stockholders and/or their transferees or other successors in interest, may be effected in one or more transactions that may take place on the Nasdaq SCM, the over-the-counter market, privately negotiated transactions or through sales to one or more dealers for resale of the shares as principals, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares may be sold by one or more of the following methods:

      o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

      o face-to-face transactions between sellers and purchasers without a broker-dealer.

      In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. They may receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale. The selling stockholders and brokers and dealers engaged by them and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

      The company has agreed to pay the filing fees, costs and expenses associated with the registration statement exclusive of fees of counsel to the selling stockholders, or any of them, but inclusive of fees relating to compliance with any state blue sky requirements, commissions and discounts of underwriters, dealers or agents, if any, and any stock transfer taxes.

      The company has agreed to indemnify the selling stockholders, or their transferees or assignees against certain liabilities, including liabilities under the Securities Act.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Section 145 of the General Corporation Law of Delaware grants each Delaware corporation the power to indemnify its officers, directors, employees and agents against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee or agent. The company's certificate of incorporation provides for the indemnification of the company's officers, directors, employees and agents, to the fullest extent permitted by the General Corporation Law of Delaware. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the company pursuant to the provisions of Delaware law and the company's certificate of incorporation, the company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

      The validity of the shares being offered in this prospectus is being passed upon for the company by Davis & Gilbert LLP, 1740 Broadway, New York, New York, 10019.

                                     EXPERTS

      The consolidated financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants. They have authorized us to include the foregoing in this prospectus.

================================================================================

Until ___________, all dealers that effect transactions in these securities may be required to deliver a prospectus.

We have not authorized any person to give any information or to make any representations other than those contained in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which they relate nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus is accurate as of the date of its cover. When we deliver this prospectus or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery of the sale.

                          ____________________________

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary ........................................................    2
Risk Factors ..............................................................    4
Selling Stockholders ......................................................    9
Plan of Distribution ......................................................    9
Disclosure of Commission Position on
  Indemnification For Securities Act Liabilities ..........................   10
Legal Matters .............................................................   10
Experts ...................................................................   10

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                                 490,330 Shares


                                    CYBERSHOP
                                 INTERNATIONAL,
                                      INC.

                                  Common Stock

                                 _______________

                                   PROSPECTUS
                                 _______________


                                  June 10, 1999


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

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

        The company will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. Such expenses are set forth in the following table. All of the amounts are estimates except the Securities and Exchange Commission filing fee.

Item 14. Other Expenses of Issuance and Distribution.

            SEC registration fee ................... $ 3,269
            Accounting fees and expenses............ $ 2,500
            Legal fees and expenses................. $15,000
            Printing expenses....................... $ 3,000
            Miscellaneous........................... $ 1,231
                                                     -------
               Total................................ $25,000

-----------

Item 15. Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

      The Registrant's Bylaws requires indemnification to the full extent permitted under Delaware law. Subject to any restrictions imposed by Delaware law, the Bylaws provide an unconditional right to indemnification for all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director or officer of the Registrant or that, being or having been a director or officer of the Registrant, such person is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Bylaws also provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

      Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (1) any breach of the director's duty of loyalty to the corporation or its stockholders,
(2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.

      The Registrant's certificate of incorporation provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such provision shall not adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification.

      Insurance for the Registrant's directors and officers, against expenses and liabilities in connection with the defense of actions, suits or proceedings to which they may be parties by reason of having been directors or officers of the Registrant, is provided by the Registrant.

Item 16. Exhibits.

Exhibit     Description
-------     -----------

  1         Not Applicable

  2         Not Applicable

  4 Instruments defining the rights of security holders, including indentures:

            (A) Certificate of incorporation, as amended (Incorporated by reference to the company's registration statement on Form S-1 (File No: 333-42707) effective March 23, 1998).

            (B) By-Laws (Incorporated by reference to the company's registration statement on Form S-1 (File No: 333-42707) effective March 23, 1998).

            (C) Specimen Common Stock Certificate (Incorporated by reference to the company's registration statement on Form S-1 (File No:
                  333-42707) effective March 23, 1998).

  5         Opinion of Davis & Gilbert LLP, previously filed

  8         Not Applicable

  12        Not Applicable

  15        Not Applicable

  23.1      Consent of Arthur Andersen LLP, filed herewith

  23.2 Consent of Davis & Gilbert LLP (included in the opinion filed as Exhibit No. 5)

  24        Not Applicable

  25        Not Applicable

  26        Not Applicable

  27        Not Applicable

Item 17. Undertakings.

      (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any additional or changed material information with respect to the plan of distribution:

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed with the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

      (2) That, for the purpose of determining any liability under the Securities Act, the undersigned will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company, pursuant to the provisions described in Item 15 above, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York in the State of New York on June 7, 1999.


                                        CYBERSHOP INTERNATIONAL, INC.


                                        By /s/ Jeffrey S. Tauber
                                          --------------------------------------
                                          Jeffrey S. Tauber
                                          Chairman and Chief Executive Officer
                                          President and Director

      Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature                                              Date
---------                                              ----


/s/ Jeffrey S. Tauber                              June 7, 1999
-----------------------------------
Jeffrey S. Tauber
Chairman and Chief Executive
Officer President (Principal
Executive Officer) and Director

/s/ Jeffrey Leist                                  June 7, 1999
-----------------------------------
Jeffrey Leist
Chief Operating Officer and
Chief Financial Officer
(Principal Accounting and
Financial Officer)

/s/ Warren Struhl                                  June 7, 1999
-----------------------------------
Warren Struhl
Director

/s/ Robert Matluck                                 June 7, 1999
-----------------------------------
Robert Matluck
Director

/s/ Michael Kempner                                June 7, 1999
-----------------------------------
Michael Kempner
Director

/s/ Ian S. Phillips                                June 7, 1999
-----------------------------------
Ian S. Phillips
Director